EXHIBIT 99.2

                           ILM II SENIOR LIVING, INC.
                           RECEIVES TERMINATION LETTER
                                      FROM
                        CAPITAL SENIOR LIVING CORPORATION

February 14, 2001, Tyson's Corner, Virginia: ILM II Senior Living, Inc. today announced that on February 8, 2001, it received notice from representatives of Capital Senior Living Corporation (NYSE: CSU), terminating the merger agreement among ILM II, Capital and a subsidiary of Capital which agreement had provided for the merger of ILM II with and into Capital's subsidiary.

      As stated in their termination letter, Capital terminated the merger agreement because of concerns it has relating to ILM II's claimed election in 1996 to defer built-in gains taxes upon its conversion from a C-corporation to a Real Estate Investment Trust. As previously reported in ILM II's public filings, ILM II claimed this election based upon the advice of its outside tax accountants, has operated since 1996 under the belief that such election was validly perfected, and is pursuing administrative relief with the Internal Revenue Service to ensure the availability of ILM II's election to defer such corporate level built-in gains taxes. ILM II believes that it has a legitimate basis to claim the election based, in part, and with reliance upon the advice of its outside tax accountants. Ultimate resolution of this matter is at the discretion of the Internal Revenue Service. An adverse determination by the Internal Revenue Service would result in the payment of interest and penalties due on tax payments which were deferred since 1996. ILM II cannot estimate with certainty the timing of such resolution nor can there be any assurance as to the outcome of this matter.

      As previously reported, pursuant to ILM II's organizational instruments it is required to liquidate its properties not later than December 31, 2001. ILM II's Board of Directors and management are working diligently with their outside legal counsel and with Cohen & Steers Capital Advisors LLC, ILM II's financial advisors, to identify, formulate and pursue all strategic financial alternatives to maximize shareholder value, including, without limitation, putting ILM II up for sale as a going-concern and liquidating ILM II's senior living properties by means of public auction, privately negotiated sale or otherwise. ILM II intends to contact and invite prospective purchasers to submit bona fide offers to acquire ILM II's stock or assets upon terms and conditions in the best interests of shareholders.

Contact:  J. William Sharman, Jr. (888) 257-3550

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" BASED ON OUR CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES WHICH COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE ANTICIPATED AND CERTAIN OF WHICH ARE BEYOND OUR CONTROL. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING
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EVENTS OR OTHERWISE.